Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146720

PROSPECTUS SUPPLEMENT NO. 5

(To Prospectus Dated October 15, 2007)

$575,000,000 1.250% Convertible Senior Notes due 2014

$575,000,000 1.625% Convertible Senior Notes due 2017

and Shares of Common Stock Issuable Upon Conversion of the Notes

This supplement no. 5 supplements our prospectus dated October 15, 2007, as supplemented by our prospectus supplement no. 4 dated April 1, 2008, our prospectus supplement no. 3 dated January 3, 2008, our prospectus supplement no. 2 dated December 13, 2007, and our prospectus supplement dated October 15, 2007 (the “prospectus”), relating to the resale from time to time by various selling securityholders of up to $575,000,000 in aggregate principal amount of 1.250% Convertible Senior notes due 2014 (the “2014 notes”) and $575,000,000 in aggregate principal amount of 1.625% Convertible Senior Notes due 2017 (the “2017 notes” and, together with the 2014 notes, the “notes”) and shares of our common stock issuable upon conversion of the notes. You should read this supplement no. 5 in conjunction with the prospectus. This supplement no. 5 is qualified by reference to the prospectus, except to the extent that the information in this supplement no. 5 supersedes that information.

Investing in the notes or our common stock issuable upon conversion of the notes involves risks. See “Risk factors” section of the prospectus supplement for information you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 2, 2008.

Selling securityholders

The following table supplements and amends the information appearing under the heading Selling securityholders in the prospectus supplement. The information is based on information provided by or on behalf of the selling securityholders and received by us on or before May 30, 2008.

	2014 notes		2017 notes		Common stock
Name	Principal amount beneficially owned and offered hereby	Percentage of class	Principal amount beneficially owned and offered hereby	Percentage of class	Number of shares beneficially owned(1)	Number of shares offered hereby(1)	Number of shares beneficially owned after the offering	Percentage of class(2)
Chrysler LLC Master Retirement Trust/Palisade Fixed Income(5)	1,411,000	*	1,411,000	*	70,234	70,234	0	—
CMH Strategies(6)	—	—	36,000	*	896	896	0	—
Deutsche Bank AG London(3)(7)	6,000,000	1.0	6,000,000	1.0	298,656	298,656	0	—
Diamondback Master Fund, Ltd.(8)	4,000,000	*	—	—	99,552	99,552	0	—
Florida Power and Light Group Employee Pension Plan/Palisade Fixed Income(5)	545,000	*	545,000	*	27,128	27,128	0	—
Harbert Capital Structure and Convertible Arbitrage Master Fund, Ltd.(4)(9)	2,500,000	*	—	—	62,220	62,220	0	—
IIU Funds Ireland plc(6)	250,000	*	464,000	*	17,770	17,770	0	—
J-Invest Ltd.(10)	9,500,000	1.7	—	—	236,436	236,436	0	—
JABCAP Multi Strategy Master Fund Limited(10)	40,500,000	7.0	—	—	1,007,964	1,007,964	0	—
JP Morgan Asset Management(11)	1,536,000	*	—	—	38,228	38,228	0	—
Lyxor Quest Fund Ltd.(12)	8,910,000	1.5	9,800,000	1.7	465,654	465,654	0	—
Merrill Lynch, Pierce, Fenner & Smith(3)(13)	24,744,000	4.3	10,614,000	1.8	879,990	879,990	0	—
Old Lane Cayman Master Fund LP(4)(14)(16)	2,410,000	*	—	—	179,940	59,980	119,960	*
Old Lane HMA Master Fund LP(4)(14)(17)	735,000	*	—	—	54,878	18,293	36,585	*
Old Lane U.S. Master Fund LP(4)(14)(18)	1,855,000	*	—	—	138,502	46,167	92,334	*
Oppenheimer Convertible Securities Fund(4)(15)	—	—	2,000,000	*	49,776	49,776	0	—
Quest Global Convertible Master Fund Ltd.(12)	130,000	*	200,000	*	8,213	8,213	0	—
Rampart Convertible Arbitrage Investors, LLC (I)(5)	1,300,000	*	—	—	32,354	32,354	0	—
Rampart Convertible Arbitrage Investors, LLC (II)(5)	700,000	*	—	—	17,422	17,422	0	—
All other holders or future successors to any holders(19)	—	—	—	—	—	—	—	—

*	Less than one percent.
(1)	Assumes conversion of all of the selling securityholder’s notes at the maximum conversion rate of 24.8880 shares of common stock per $1,000 principal amount at maturity of the notes. The conversion rate is subject to adjustment as described under “Description of notes—Conversion rights—Conversion rate adjustments.” As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Further, pursuant to the terms of the notes, upon conversion, we will pay cash and deliver shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, based on a daily conversion value calculated on a proportionate basis for each trading day of a 25 trading-day observation period. Accordingly, the number of shares of our common stock we would actually deliver upon conversion of any notes could be lower than the numbers shown for any holder of notes in this table above.
(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 437,037,653 shares of capital stock outstanding as of April 30, 2008. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that selling securityholder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	This selling securityholder is a broker-dealer.
(4)	This selling securityholder is an affiliate of a broker-dealer.
(5)	The address of this selling securityholder is c/o Palisade Capital Management, LLC, One Bridge Plaza, Suite 695, Fort Lee, NJ 07024. This selling securityholder is a registered investment fund under the 1940 Act.
(6)	The address of this selling securityholder is c/o IIU Asset Strategies Limited, IFSC House, Custom House Quay, Dublin 1, Ireland. IIU Asset Strategies Limited has ultimate voting and dispositive power over the securities held by this selling securityholder.
(7)	The address of this selling securityholder is 1 Great Winchester Street, London EC2N 2DB. This selling securityholder has sole voting and dispositive power over the securities it holds.
(8)	The address of this selling securityholder is c/o Diamondback Capital Management, LLC, 1 Landmark Square (15th Floor), Stamford, CT 06901. DBCM Partners, LLC has sole voting and dispositive power over the securities held by this selling securityholder.
(9)	The address of this selling securityholder is c/o Harbert CSCAF Offshore Manager, LLC, One Riverchase Parkway South, Birmingham, AL 35244. Harbert CSCAF Offshore Manager, LLC serves as the investment manager of this selling securityholder and has sole voting and dispositive power over the securities held by this selling securityholder.
(10)	The address of this selling securityholder is c/o Jabre Capital Partners SA, 1 rue des Moulins, 1204 Geneva, Switzerland. Jabre Capital Partners SA and Philippe Jabre have ultimate voting and dispositive power over the securities held by this selling securityholder.
(11)	The address of this selling securityholder is c/o JP Morgan Chase NY, 245 Park Avenue, New York, NY 10167. This selling securityholder is a majority owned subsidiary of a reporting company under the Exchange Act.
(12)	The address of this selling securityholder is 10 Wilsey Square, Suite 200, Ridgewood, NJ 07450. Quest Global Advisors, LLC has voting and investment control over the securities held by this selling securityholder. James Doolin and Frank Campana control Quest Global Advisors, LLC and therefore have ultimate voting and investment control over securities held by this selling securityholder.
(13)	The address of this selling security holder is 101 Hudson Street, 8th Floor, Jersey City, NJ 07302-3997. This selling securityholder is a majority owned subsidiary of a reporting company under the Exchange Act.
(14)	The address of this selling securityholder is 43-45 Portman Square, London W1H 6LY. This selling securityholder is a majority owned subsidiary of a reporting company under the Exchange Act.
(15)	The address of this selling securityholder is 6803 South Tucson Way, Centennial, CO 80112. This selling securityholder is a registered investment fund under the 1940 Act.
(16)	This selling security holder also holds $4,820,000 of unrestricted 2014 notes. Number of shares of common stock beneficially owned includes shares of common stock issuable upon conversion of such additional notes.
(17)	This selling security holder also holds $1,470,000 of unrestricted 2014 notes. Number of shares of common stock beneficially owned includes shares of common stock issuable upon conversion of such additional notes.
(18)	This selling security holder also holds $3,710,000 of unrestricted 2014 notes. Number of shares of common stock beneficially owned includes shares of common stock issuable upon conversion of such additional notes.
(19)	Information about other selling securityholders will be set forth in prospectus supplements, if required.